Charles W. Barkley
                                 Attorney at Law

6201 Fairview Road, Suite 225                                 (704) 944-4290
Charlotte, NC 28210                                         (704) 944-4280 (Fax)
Email: cbarkley@usasecuritieslawyer.com

                                October 24, 2005


Board of Directors
Amstar International, Inc.
10851 Scarsdale Boulevard, Suite 800
Houston, TN 77089

Re: Amstar International, Inc.

Gentlemen:

I have served as counsel to Amstar International, Inc. (the "Company"), a Nevada corporation, in connection with its filing of a registration statement on Form SB-2, under the Securities Act of 1933, as amended, relating to the registration of certain securities. This opinion pertains to shares of common stock registered for sale by the selling Security Holders in the transactions described in the registration statement.

I have examined the registration statement and those documents, corporate records, and other instruments we deemed relevant as a basis for the opinion herein expressed.

Based on the foregoing, it is my opinion that when the registration statement shall have been declared effective by order of the Securities and Exchange Commission, the shares of common stock sold by the selling shareholders as contemplated by the registration statement will be legally and validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the registration statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included in such registration statement.


                                                              Very truly yours,
                                                              Charles W. Barkley
                                                              Charles W. Barkley